VALIC COMPANY I

ARTICLES OF AMENDMENT

	VALIC COMPANY I, a Maryland corporation registered as an open-end investment company under the Investment
Company Act of 1940, as amended (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

	FIRST:   	The charter of the Corporation (the
"Charter") is hereby amended by changing the name of the series of common stock, par value $.01 per share (the "Common Stock"), of the Corporation designated as "International Equities Fund" to "International Equities Index Fund." Any references to the International Equities Fund in the Charter shall be changed to International Equities Index Fund.

	SECOND:	The amendment to the Charter as set forth
above has been duly approved by a majority of the entire Board of Directors, and the amendment is limited to a change expressly authorized by section 2-605 of the Maryland General Corporation
Law to be made without action by the stockholders.

	THIRD: 	These Articles of Amendment shall become
effective as of the 16th day of June, 2014.

            FOURTH:  	The undersigned Vice President and
Secretary acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned Vice President and Secretary acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and Secretary and attested to by its Assistant Secretary on this 11th day of June 2014.


ATTEST:		VALIC COMPANY I



By: 	/s/ Louis O. Ducote
      Louis O. Ducote II
      Assistant Secretary

By: 	/s/ Nori L. Gabert
          Nori L. Gabert
     Vice President & Secretary


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